Exhibit 99.1


              [WILLOW GROVE BANCORP, INC. LETTERHEAD]



Press Release                      FOR IMMEDIATE RELEASE
                                   Contact:  Frederick A. Marcell Jr., CEO
                                   Christopher E. Bell, CFO
                                   Telephone: 215-646-5405


              WILLOW GROVE BANCORP, INC. ANNOUNCES
                    FIRST QUARTER RESULTS AND
                   DECLARATION OF CASH DIVIDEND

     Maple Glen, Pennsylvania - (October 23, 2002) Willow Grove Bancorp, Inc. (the "Company") (Nasdaq/NMS: WGBC), the holding company for Willow Grove Bank (the "Bank"), reported net income of $1.8 million, or $0.17 per diluted share, for the quarter ended September 30, 2002. This compares to net income of $1.2 million, or $0.11 per diluted share, for the three-month period ended September 30, 2001. Prior period per share amounts have been adjusted for the Company's exchange and additional share issuance in connection with our conversion and reorganization (the "Conversion and Reorganization" completed on April 3, 2002). Mr. Frederick A. Marcell Jr., President and CEO of the Company stated: "I'm pleased with our first quarter earnings and am looking forward to the coming year's opportunities for continued growth."

     Net interest income for the three-months ended September 30, 2002 was $7.2 million. This compares favorably to $5.5 million in net interest income for the prior year comparable period. For the three-month period ended September 30, 2002, net interest income grew primarily as a result of the combination of increased balances in average interest-earning assets and a reduction in interest rates paid on average interest-bearing liabilities, which more than offset a reduction in the average yield on interest-earning assets. The Company's net interest margin increased 29 basis points to 3.82% for the three months ended September 30, 2002. The increase in net interest margin was a result of the increase in net interest income, and an increase in the ratio of average interest-earning assets to average interest-bearing liabilities, primarily as a result of net proceeds of $62.4 million received from the Company's Conversion and Reorganization.

     The Company's provision for loan losses for the three months ended September 30, 2002 was $330,000 compared to $374,000 for the three months ended September 30, 2001. As of September 30, 2002, the Company's ratio of allowance for loan losses to total loans and to non-performing loans was 1.04% and

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101.87%, respectively.  At such date the Company's ratio of non-
performing assets to total assets was 0.62%. The provisions for loan losses is based primarily upon the Company's regular review of the credit quality of its loan portfolio, net charge-offs during the period, as well as other factors.

     Non-interest income decreased $41,000, or 7.6% to $495,000 for the three-month period ended September 30, 2002 compared to
$536,000 for the similar prior year period.   This decrease was
primarily related to a $97,000 decrease in gains on loan and securities sales and a $61,000 decrease in loan servicing income associated with increased amortization on capitalized servicing rights as a result of record single-family residential loan re-financings. These decreases were partially offset by an $117,000 increase in service charges and fees.

     Non-interest expense increased $807,000, or 21.3% to $4.6 million for the three-month period ended September 30, 2002 compared to $3.8 million for the similar prior year period. The increase was primarily a result of general increases in compensation and benefits, an increase in our banking office network due to the opening of our thirteenth banking office in April 2002 and increased employee stock ownership plan ("ESOP") expense. ESOP expense increased $131,000, or 284.8% to $177,000 for the three months ended September 30, 2002 compared to $46,000 for the three months ended September 30, 2001. The increase in ESOP expense was primarily the result of stock price appreciation, as well as the increased number of shares in the ESOP due to the recent Conversion and Reorganization. Occupancy costs also increased due to the operation of our thirteenth banking office. Additionally, other expenses increased due to general increases in back office operations and the costs associated with being a public company.

      Total assets amounted to $789.0 million at September 30, 2002, an increase of $29.3 million, or 3.9% from June 30, 2002. The increase in assets resulted from securities available for sale and held to maturity increasing a combined $31.1 million, or 11.6% primarily as a result of the investment of proceeds received in the Company's Conversion and Reorganization and certain leverage strategies funded by Federal Home Loan Bank advances. Net loans increased $16.7 million, or 3.8% from $443.9 million at June 30, 2002 to $460.6 million at September 30, 2002 due primarily to an increase in the single-family residential mortgage and commercial real estate loan portfolios. During the first quarter single-family residential loans increased $12.3 million, or 6.8%, commercial real estate and multi-family real estate loans increased $5.9 million, or 4.4% and commercial business loans increased $1.3 million, or 7.1%. Partially offsetting these increases were declines of $2.7 million, or 9.4% in construction loans and a $350,000 decrease in home equity loans. Total liabilities amounted to $662.1 million at September 30, 2002, an increase of $26.6 million, or 4.2% from June 30, 2002. Deposits increased $2.1 million during the quarter

                                                      Page 2 of 4



to $531.9 million at September 30, 2002, with core deposits increasing $1.2 million to $225.1 million. Borrowings increased $26.0 million to $123.8 million, or 26.6% at September 30, 2002 compared to $97.8 million at June 30, 2002. Total stockholders' equity increased $2.6 million to $127.0 million at September 30, 2002. The change in stockholders' equity was primarily the result of the combination of $1.8 million in net income and accumulated other comprehensive income of $1.3 million, partially offset by the dividend payment of $790,000 during the three months ended September 30, 2002.

     The Company also announced that its Board of Directors, at its October 22, 2002 meeting, declared a $.07 cash dividend on the common stock of the Company payable on November 20, 2002 to stockholders of record at the close of business on November 8, 2002.

     Willow Grove Bancorp, Inc. is the holding company for Willow Grove Bank, a federally chartered, well-capitalized, FDIC-insured savings bank. The Bank was founded in 1909 and conducts its business from its headquarters in Maple Glen, Pennsylvania. Its banking office network now has 13 offices located throughout Montgomery, Bucks, and Philadelphia counties. President Marcell stated: "Already, plans are underway to open our 14th banking office in Bustleton (Northeast Philadelphia), PA in the Spring of 2003."

     This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

     Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond the Company's control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, including the Company's Prospectus, dated February 11, 2002 and included in the Company's registration statement on Form S-1, and the Form 10-K for the year ended June 30, 2002, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes.

     Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

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                                          WILLOW GROVE BANCORP, INC.
                                (Unaudited Selected Financial and Other Data)



                                                      At September 30, 2002           At June 30, 2002
                                                      ---------------------        ---------------------
Selected Financial Condition Data:                      (Dollars in thousands, except per share data)
----------------------------------
Total assets                                                       $789,011                     $759,806
Cash and cash equivalents                                            15,497                       31,986
Loans receivable, net                                               460,631                      443,855
Loans held for sale                                                     439                        1,574
Securities available-for-sale                                       281,814                      254,687
Securities held to maturity                                          17,924                       13,973
Deposits                                                            531,867                      529,752
FHLB advances                                                       123,815                       97,824
Stockholders' equity                                                126,953                      124,369
Book value per diluted common share                                   11.88                        11.72


                                                               For the Three Months Ended
                                                      --------------------------------------------------
                                                         September 30, 2002        September 30, 2001
                                                      ------------------------  ------------------------
Selected Operating Statement Data(1):                   (Dollars in thousands, except per share data)
-------------------------------------
Interest income                                                     $12,253                      $11,518
Interest expense                                                      5,073                        6,034
Net interest income                                                   7,180                        5,484
Provision for loan losses                                               330                          374
Total non-interest income                                               495                          536
Total non-interest expense                                            4,592                        3,785
Income tax expense                                                      928                          621
Net income                                                            1,825                        1,240
Diluted earnings per share                                             0.17                         0.11


Selected Other Data(1):
-----------------------
Average yield interest-earning assets (2)                              6.37%                       7.43%
Average cost interest-bearing liabilities (2)                          3.33%                       4.62%
Average interest rate spread (2)                                       3.04%                       2.81%
Return on average assets (2)                                           0.93%                       0.78%
Return on average equity (2)                                           5.92%                       8.04%
Net interest margin (2)                                                3.82%                       3.53%
Ratio of non-performing assets
  to total assets at period end                                        0.62%                       0.81%
Ratio of non-performing loans
  to total loans at period end                                         1.02%                       1.13%
Ratio of allowance for loan loss
  to total loans at period end                                         1.04%                       0.99%
Ratio of allowance for loan loss
  to non-performing loans at period end                              101.87%                      87.42%
Efficiency ratio                                                      59.83%                      62.87%
Full service banking offices at period end                                13                          12


(1) The Company completed its Conversion and Reorganization on April 3, 2002. Information for the period prior to such date is for the former "mid-tier holding company," a Federally chartered corporation which also was known as Willow Grove Bancorp, Inc. All per share amounts for periods prior to April 3, 2002 have been adjusted to reflect the additional shares issued in the Conversion and Reorganization.
(2)    Annualized for the three months ended September 30, 2002 and 2001.


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